Exhibit 99.1

Sharps Technology’s SC Asset Purchase and $200 Million Syringe Sales Agreement Paves the Way to Begin Producing Prefillable Specialty Copolymer Syringes in the U.S.

Sharps CEO issues letter to shareholders with details about the InjectEZ acquisition, establishing Sharps position in the prefillable syringe (PFS) industry in the U.S.

Signed Syringe Sales Agreement will secure product orders totaling over $200 million for the first five years of operation.

Sharps is negotiating additional pharma-segment purchase commitments for orders over the next three years, with shipments expected to begin by Q2 of 2025.

Demand for Sharps products is increasing due to recent FDA warnings, tariffs, and healthcare’s move away from glass syringes.

NEW YORK, May 31, 2024, Sharps Technology, Inc., (NASDAQ: “STSS” and “STSSW”), an innovative medical device and pharmaceutical packaging company offering patented, best-in-class syringe products issues a shareholder update from Robert Hayes, the Company’s Chief Executive Officer.

Dear Fellow Shareholders,

I want to share additional information about this week’s transformative announcement and give you more insight into why the current agreement improves the deal terms we originally negotiated last September. Earlier this week, Sharps Technology signed an enhanced Asset Purchase Agreement with Nephron Pharmaceuticals to acquire the InjectEZ specialty syringe manufacturing assets in West Columbia, South Carolina. We also signed an accompanying five-year, $200 million syringe Sales Agreement with Nephron. Through these agreements, expected to close in about 60 days, Sharps will become the first fully dedicated, specialized polymer prefillable syringe manufacturing plant in North America. The facility will be on track to begin product deliveries in the second quarter of 2025, and we expect that our projected revenue should exceed $35 million for the first 12 months of sales.

We Worked On A Better Deal:

The InjectEZ and Nephron agreements were reworked to better support all parties involved, and as compared to the agreements announced last September, the signed deal includes several important advantages. Sharps is acquiring, for a significantly reduced price, a new state-of-the-art facility equipped with fully automated prefillable syringe system manufacturing, packaging, and distribution capabilities. The acquisition price is $35 million and there will be an assumption of certain related liabilities of up to $4 million. The five-year sales agreement included in the deal provides for Nephron’s purchase of our next-generation copolymer PFS syringes manufactured at the SC plant as well as the qualification and future purchase of the 10mL SoloGard polypropylene disposable syringes produced at our Hungary facility. This assurance of supply is expected to support the planned expansion of the 503b operations at the Nephron site. Their minimum orders will include a range of Sharps products totaling over $200 million in sales during the five-year period. This gives Sharps a secure foundation to both support Nephron’s core business requirements and expand our PFS sales throughout the larger pharmaceutical industry. Sharps’ revenue is expected to exceed $35 million during the first 12 months of sales; the facility has sufficient additional capacity to generate revenue of more than $50 million in 2026, and has the capacity to potentially grow to over $100 million in revenue by 2028 within the currently standing facility.

Strategic Commercial Prospects:

The recent FDA recalls and warnings as well as last week’s tariff announcements impacting Chinese-manufactured syringes have created increased levels of interest in the Sharps family of syringe products. Additionally, there is an industry trend to transition from glass syringes to polymer prefillable syringes for injectable therapies, that continues to grow at an accelerated pace. Sharps is actively pursuing these sales opportunities and has been collaborating with medical product distributors, healthcare industry leaders in both branded and generic pharmaceuticals, and companies working within the rapidly expanding GLP-1market space. We are currently involved in meaningful negotiations with a new customer who is a prominent American-based multinational pharma company focusing on treatments for both acute and chronic diseases, multiple major retail pharmacy chains, and several Fortune 500 healthcare supply distributors.

SC Facility Expansion:

Once the asset acquisition is closed, which is expected in about 60 days, Sharps will immediately move forward with the first phase of our manufacturing implementation plan. This phase includes the final facility buildout and planned upgrades to support the manufacture of pharmaceutical grade COC prefillable syringes on three state-of-the-art production lines. These lines will produce the highly demanded 10mL, 50mL, and 0.5mL/1mL syringe sizes. Product from the 10mL line will be qualified to ship early in the second quarter of 2025, and all three lines are expected to make saleable product by the fourth quarter of 2025. The second phase will execute a $9 million capital plan to install additional equipment to produce small volume (0.5mL to 2.25mL) COC syringes for the pharma market on a high-speed production line, with planned completion by July 2027. The $9 million investment will create the potential to bring in more than $35 million of additional revenue to the Company. The third phase of the expansion plan is focused on a $4.75 million investment to build a flex line capable of both producing a 5mL syringe and increasing Sharps capacity for 10mL production. This final buildout phase is expected to be completed by October 2027, and the investment of $4.75 million will create the potential to add more than $30 million to Sharps’ annual revenue. These three manufacturing expansions will be completed within the facility as it exists today.

Our strategic initiatives and innovative product offerings underscore Shaps’ commitment to providing safe, high-quality syringe solutions for patients and healthcare providers worldwide. The Company is focused on doing well by doing all the right things to ensure that vital medical supplies are readily available to all who need them. Thank you for your continued support and confidence in Sharps Technology. We look forward to sharing more updates on our progress and growth in the coming months.

About Sharps Technology:

Sharps Technology is an innovative medical device and pharmaceutical packaging company offering patented, best-in-class smart-safety syringe products to the healthcare industry. The Company’s product lines focus on providing ultra-low waste capabilities, that incorporate syringe technologies that use both passive and active safety features. Sharps also offers products that are designed with specialized copolymer technology to support the prefillable syringe market segment. The Company has a manufacturing facility in Hungary and has partnered with Nephron Pharmaceuticals to expand its manufacturing capacity in the U.S. For additional information, please visit www.sharpstechnology.com.

Forward-Looking Statements:

This press release contains “forward-looking statements”. Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” “poised” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity, and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy, and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance, or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Investor Relations:

Dave Gentry

RedChip Companies, Inc.

1-800-RED-CHIP (733-2447)

Or 407-644-4256

STSS@redchip.com